Exhibit 21.1

SUBSIDIARIES

Aspen University Inc., a Delaware corporation
Aspen Nursing of Arizona, Inc., an Arizona corporation1
Aspen Nursing of Florida, Inc., a Florida corporation1
Aspen Nursing of Texas, Inc., a Texas corporation1
United States University, Inc., a Delaware corporation

1 Subsidiary of Aspen University, Inc.